Exhibit 10.8

August 7, 2009

Victoria Strauss

1328 Cherrywood Way
Uniontown, OH 44685

Dear Vickie:

This will confirm our offer to employ you as Senior Vice President — Operations Development and Customer Service of NuCO2 Management LLC (together with its affiliates, the “Company”). We are pleased to extend this offer and we are looking forward to you joining our senior management team.  In this new position, you will report directly to Michael DeDomenico, Chairman and Chief Executive Officer of the Company. We look forward to your September 8, 2009 employment date.

1.             Base Salary: $260,000.00 per annum, payable in accordance with the Company’s regular payment practices.

2.             Incentive Compensation: Your eligible incentive compensation target is equal to 50% of your base salary and is determined by your individual performance and the Company’s relative performance of its annual financial and operating objectives. For FY 2010, you will have a guaranteed incentive compensation payment of $150,000.00 payable no later than September 15, 2010, provided that you are an employee of the Company on June 30, 2010.

3.             Start Bonus: $100,000.00 start bonus payable in one payment upon the start of employment with the Company. Payment of the start bonus will be minus applicable federal and local taxes.

4.             Management Stock Option Grant: You will be granted an option to purchase 575 shares of common stock under the Company’s 2008 Stock Incentive Plan at an exercise price of $1,425 per share. The vesting schedule of this grant will be in five equal annual installments commencing on the first anniversary of the date of grant.

5.             Moving and Relocation Expenses: NuCO2 wants your relocation to be a successful process from start to finish. Therefore, the Company will provide you interim travel and living reimbursement of expenses for a period of up to one year.  The monthly reimbursement amount for interim travel and living is $3,300 per month before gross up for taxes. Additional, the Company will reimburse you for reasonable moving

2800 S.E. Market Place • Stuart, FL 34997

Toll Free: 800.472.2855 • 772.221.1754 • Fax: 772.221.1690

www.nuco2.com

and relocation expenses that you incur. If you have any questions regarding your moving and relocation budget, please contact either Mike or myself for assistance. The relocation expenses will be grossed up for taxes.

6.             Medical Coverage, Vacation: You and your dependents will be eligible to participate in the Company’s medical insurance plan on the first day of the month following completion of 90 days of service on the same terms and conditions currently in effect for new associates. You will be entitled four weeks paid vacation and one week of Personal/Sick Time each fiscal year. The Company will provide for a COBRA supplement above normal costs that may be required due to an enrollment waiting period. For additional information on our benefit program, log onto www.nuco2.mybenergy.com and enter user ID: NuCO2 and passcode: bubbles.

7.             Change in Control: In the event that there is a “Change in Control” of the Company and within two years thereafter your employment is terminated other than for “Cause” or you resign your employment for “Good Reason”, the Company will pay you an amount equal to one and one-half times (1 1/2) the sum of your current annual base salary and target cash bonus within sixty (60) days following termination of your employment. The definitions of Change in Control, Cause and Good Reason shall be the same as for the other members of the Company’s senior management team having such a provision.

All employees of the Company are employees at will. Nothing contained in this letter is intended to be, nor should it be, construed as a guarantee that employment will continue for any period of time. Also, your offer of employment is contingent on the successful completion of a background check and pre-employment drug screening.

Please feel free to contact me regarding any questions you may have regarding the above. I look forward to having you join our management team.

Sincerely,

Jeffrey S. Gilheney
Vice President – Human Resources

Accepted:	/s/ Victoria Strauss	9-8-09
	Victoria Strauss	Date

Cc: Mike DeDomenico